Exhibit 99.7

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES AND OTHER NOMINEES

LOCKHEED MARTIN CORPORATION

Offer to Exchange All Shares of Common Stock of

ABACUS INNOVATIONS CORPORATION

Which Are Owned by Lockheed Martin Corporation

and Will Be Converted into Shares of Common Stock of

LEIDOS HOLDINGS, INC.

for

Shares of Common Stock of Lockheed Martin Corporation

Pursuant to the Prospectus—Offer to Exchange, dated July 11, 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON AUGUST 16, 2016, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF COMMON STOCK OF LOCKHEED MARTIN CORPORATION TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

July 11, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Lockheed Martin Corporation (“Lockheed Martin”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus—Offer to Exchange, dated July 11, 2016 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all of the issued and outstanding shares of Abacus Innovations Corporation (“Splitco common stock”) for shares of common stock of Lockheed Martin (“Lockheed Martin common stock”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Lockheed Martin common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, Lockheed Martin is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Lockheed Martin, Abacus Innovations Corporation (“Splitco”), Leidos Holdings, Inc. (“Leidos”), the exchange agent or the information agent for purposes of the exchange offer.

The obligations of Lockheed Martin, Splitco and Leidos to consummate the Merger and convert Splitco common stock into shares of Leidos common stock are subject to certain conditions, as described in the Prospectus in the section entitled “This Exchange Offer—Conditions for the Consummation of this Exchange Offer,” which you should review in detail.

For your information and for forwarding to your clients for whom you hold Lockheed Martin common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus—Offer to Exchange, dated July 11, 2016;

2.	a Letter of Transmittal (the “Letter of Transmittal”) for validly tendering shares of Lockheed Martin common stock, including instructions therefore, and an IRS Form W-9 for U.S. stockholders;

3.	a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the shares of Lockheed Martin common stock and other required documents cannot be delivered to the exchange agent by the expiration of the exchange offer;

4.	a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of Lockheed Martin common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

5.	a form of Notice of Withdrawal for use in withdrawing shares of Lockheed Martin common stock previously tendered in the exchange offer; and

6.	a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON AUGUST 16, 2016, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Lockheed Martin common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless Lockheed Martin has previously accepted them pursuant to the exchange offer, also may be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Lockheed Martin accepts Lockheed Martin common stock tendered pursuant to the exchange offer, the tender is irrevocable.

Lockheed Martin will not pay any fees or commission to any broker, dealer or other person for soliciting tenders of shares of Lockheed Martin common stock pursuant to the terms of the exchange offer. Lockheed Martin will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients.

The exchange of shares of Lockheed Martin common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of Lockheed Martin common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of Lockheed Martin common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Georgeson LLC is acting as the information agent in connection with the exchange offer. Additional copies of the enclosed materials may be obtained by contacting us at (866) 482-4931. You may also contact us as set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson LLC

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LOCKHEED MARTIN, SPLITCO, LEIDOS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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